Exhibit 99.1

Power Conversion Technologies Launches Commercial Line of Ground Power Units for Business, Civil Aerospace Markets

PCTI Unveils New Products for Commercial Aerospace Sector After 30 Years of Success with Military Aircraft

Florida, NY-October 19, 2021 –Ozop Energy Solutions. (OZSC), (“Ozop” or the “Company”), announced its wholly owned subsidiary, Power Conversion Technologies, Inc. (PCTI), will parlay its 30 years of experience producing ground power units (GPUs) for the military aerospace market and expand into the business and civil aerospace sectors. PCTI has successfully engineered solutions for military customers since 1991 and will now bring its experience to the commercial aerospace industry.

“PCTI has been a leading GPU provider for decades in one critical sector, and it’s time for us to expand into new markets for business and civil aviation,” said Bill Yargeau, President of PCTI. “There has been notable growth in these markets due to a rebounding tourism industry and growing consumer spending power in Asia. A travel rebound means more flights with faster turnaround times, which translates to a higher need for GPUs to keep airports running.”

PCTI’s robust products have life cycles for 15-20 years and are built with the highest durability standards. They are engineered with harsh environments in mind, which increases the time between maintenance cycles. For this product launch, PCTI is focused on civil and business aircraft GPU requirements and will offer 400Hz frequency converters and the 28VDC power supplies.

According to SR Analysis, the GPU market is showing a global compound annual growth rate of 3.4%, going from $625.2 million in 2019 to an anticipated $952.6 million in 2027. This market value is divided between fixed and mobile applications, both of which PCTI already make as customized products today.

“PCTI’s GPUs will also address two of the civil and business aerospace market’s key challenges: an inadequate charging infrastructure and a lack of trained staff,” said Yargeau. “Most GPUs are complex and expensive to maintain throughout their lifecycle. Maintenance and repair add additional costs, which causes airlines to purchase fewer new units or buy refurbished units, which causes more expenses and can lead to equipment and infrastructure damage. PCTI counters these challenges by providing a more robust product along with pre and post services with customer purchases.”

PCTI has reviewed their military surplus and history of products, providing a standardized portfolio in support of the commercial aerospace market. They have developed a comprehensive program to roll out their initial products into this market. The sales team has already started educating and training the agents/distributors on the product and the benefits they bring to the market. This will be completed over the next couple of weeks. PCTI will continuously review this market space and add new products where appropriate.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. designs, engineers, manufactures, and distributes standard and custom power electronic solutions for industrial, military and sustainable energy sectors. Founded in 1991 and located in East Butler, Pennsylvania, PCTI’s mission is to be the global leader for high power electronics with the highest standard of reliability, quality and continued innovation. For more information on PCTI please follow us on our website www.pcti.com or Twitter, Facebook and LinkedIn.

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a leading Manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We are always among the first to receive the newest technology, products, and application techniques. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

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Media Relations Contact - Ozop

Brian Hyland

Rubenstein Public Relations

212-805-3055

bhyland@rubensteinpr.com

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com